Exhibit 5.1

Ref:

HUYA Inc.

Building A3, E-Park

280 Hanxi Road

Panyu District, Guangzhou 511446

People’s Republic of China

23 December 2022

Dear Sirs

HUYA Inc. (the “Company”)

We have acted as Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) on 23 December 2022 (the “Registration Statement”) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of 4,488,000 class A ordinary shares, par value US$0.0001 per share (the “Shares”), issuable by the Company pursuant to the Company’s Amended and Restated 2021 Share Incentive Plan (the “Plan”).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed copies of the fourth amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 15 May 2020 (the “Memorandum and Articles”), and the minutes (the “Minutes”) of meetings of the board of directors of the Company held on 14 May 2021 and 11 August 2022 (together, the “Meetings”) and the written resolutions of the board of directors of the Company dated 10 June 2021 (the “Resolutions”).

Based upon, and subject to, the assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Shares to be issued by the Company and registered under the Registration Statement have been duly and validly authorized.

2.

When issued and paid for in accordance with the terms of the Plan and in accordance with the resolutions as set out in the Minutes, and appropriate entries are made in the register of members (shareholders) of the Company, the Shares will be validly issued, fully paid and non-assessable.

In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

These opinions are subject to the qualification that under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations.

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) where a document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered in the same form as the last version provided to us, (d) the Memorandum and Articles remain in full force and effect and are unamended, (e) the Minutes are a true and correct record of the proceedings of the Meetings, which were duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles and the Resolutions and the resolutions as set out in the Minutes were duly passed in the manner prescribed in the Memorandum and Articles and have not been amended, varied or revoked in any respect, (f) there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below, and (g) upon the issue of any Shares, the Company will receive consideration which shall be equal to at least the par value of such Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

2